Exhibit 99.2
10/29/2015

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
October 29, 2015 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone.

Our third quarter results were in-line with our guidance and expectations as our leasing and sales results produced tangible evidence of the resilience of our portfolio. Consistent with the low-end of guidance indicated last quarter, same-center NOI for the quarter was flat in the total portfolio and down 80 basis points in the malls. FFO was in-line with consensus at $0.56 per share, an increase over last year’s $0.55 per share. Our leasing progress was notable this quarter. As a result of the strong retail demand at our properties, we made excellent progress re-leasing the spaces vacated due to bankruptcy in the first quarter. To-date, of the 175 stores closed, we have 85 leases executed or out for signature and an additional 41 leases in active negotiations. For comparable space, lease spreads have been in-line with the portfolio average.

We have been aggressively opening replacement stores as early as possible and as a result made significant progress in improving occupancy over last quarter. Overall portfolio occupancy ended the quarter at 92.4%, an increase of 140 basis points compared to last quarter and down 130 basis points compared to last year. Same-center stabilized mall occupancy was 91.6%, an increase of 170 basis points compared to last quarter and a decline of 180 basis points compared with last year. While the NOI impact for the quarter was limited due to timing of the openings, the revenues should benefit the fourth quarter and 2016.

Retail demand, leasing activity and lease spreads remain strong at our properties. We executed more than 413,000 square feet of leases in the malls during the quarter. The average increase in gross rents for new and renewal leases was 11.1%. Spreads on renewal leases were 6.1% and new lease spreads remain high at 24.9%.

Retail sales for the quarter were excellent, with continued healthy growth. Sales during the third quarter grew 4.3%, bringing our rolling 12-month same-center sales up 4.2% to $371 per square foot. Predictions for the holiday sales season are generally in the 3-4% range and we expect similarly strong results in the CBL portfolio.

Before I turn the call over to Katie, I would like to make a few comments on our disposition program. In April 2014, we announced our portfolio repositioning strategy which included the disposition of 25 malls primarily through sales, as well as certain lender transactions, in a 2-to-3 year timeframe. To-date, we have completed four transactions and have two others that are in process. We have dedicated significant internal effort to this program. However, the market for disposing of lower sales productivity malls has deteriorated in 2015 as volatility in the financing markets has become a major obstacle. Given this current status, we no longer expect to complete the disposition of the remaining 19 properties by early 2017.

To be clear, disposing of these assets remains a major corporate priority. However, the timeframe we originally announced is no longer realistic and has brought disproportionate focus on this portion of our portfolio. Accordingly, going forward, we will only report on our disposition progress as transactions are completed. To put some perspective on this matter, these assets represent less than 10% of our Company’s total enterprise value and less than 15% of our NOI. I also want to highlight that the remaining sale portfolio of 19 malls is encumbered by approximately $550 million of non-recourse debt and is generating substantial cash flow above the debt service.

We are utilizing this free cash flow to invest prudently in value-added redevelopment and expansion projects at accretive returns, growing EBITDA and creating value. And going forward we should benefit from improved NOI in this portfolio as we make progress backfilling vacant spaces from the bankruptcies earlier this year. Acquisitions are not on our radar today as a capital use and we are very selective in our new developments, requiring strong returns and reducing risk through conservative pre-leasing thresholds.

As announced last quarter, we have also stepped up our dispositions of community centers and non-core assets, with deleveraging as our preferred use of proceeds today. The power and community center disposition market is very strong with deep institutional demand. We are marketing a handful of wholly-owned and joint venture centers and have made significant progress on several transactions. Subject to any necessary loan assumptions, we anticipate making announcements before year-end and in early 2016. We anticipate raising net equity of at least $100 million.

Strengthening our balance sheet is also a major corporate priority. As Farzana will discuss in a few minutes, we recently announced several major financing transactions including the extension of our unsecured credit facilities, a new term loan and two new secured loans on joint venture properties. The investment grade rating recently obtained from S&P demonstrates the progress we have made improving our balance sheet, and we are pursuing additional transactions to take further steps in this direction.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

As Stephen mentioned, investing net free cash flow in the redevelopment and expansion of existing assets provides us with attractive risk-adjusted returns and enhances the growth rate of our portfolio. A great example of this is the Sears redevelopment at CoolSprings Galleria, which we opened in May. This project includes American Girl, H&M, Cheesecake Factory and Belk Home, with additional stores and restaurants opening soon. The vibrancy and life that the redevelopment has delivered to CoolSprings Galleria has generated strong sales and traffic increases.

In 2015, we are adding more than 20 boxes and junior anchors with several grand openings celebrated recently. We opened four H&M stores during the third quarter. Dick’s Sporting Goods and ULTA opened in the former JCPenney space at Janesville Mall in Janesville, WI. In October, we opened a new 50,000-square-foot Dick’s Sporting Goods at Sunrise Mall in Brownsville, TX.

Several additional openings will take place during the fourth quarter, adding more excitement and appeal for the holiday shopping season. Five new H&M store openings will be celebrated across our portfolio later this year. At Kirkwood Mall in Bismarck, ND, a 13,000-square-foot freestanding addition is under construction. We are redeveloping a portion of the Sears store at Brookfield Square in Brookfield, WI into a new restaurant district opening in November. Next month, Dunham’s Sporting Goods will open a new 88,000-square foot store in the former Sear’s location at Regency Square in Racine, WI.
In November, we will celebrate the grand opening of second phase expansions at two of our outlet centers. Many of you who joined us on the Kentucky property tour were able to see the construction progress on the second phase of The Outlet Shoppes of the Bluegrass. The 53,000-square-foot expansion includes H&M, The Limited Outlet and several other brands. In Atlanta, the 33,000-square foot phase II expansion will include Gap and Banana Republic.

Earlier this month, we opened Phase II of Fremaux Town Center in Slidell, LA, our joint venture project with Stirling Properties. The 280,000-square-foot project is anchored by Dillard’s and includes additional fashion-oriented shops such as Ann Taylor LOFT, Chico’s, Aveda and Francesca’s. Including the 100% occupied Phase I, which opened last year, Fremaux Town Center totals more than 620,000-square-feet and is well-located with heavy density of residential, office and hotels.

In March 2016, we will open our second joint venture project with Stirling, Ambassador Town Center in Lafayette, LA. The 438,000-square-foot center will be anchored by Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, HomeGoods, and Nordstrom Rack. The project is currently 95% leased or committed.

At Randolph Mall in Asheboro, NC, construction commenced on a new Ross and ULTA in the former JCPenney location. Openings are scheduled for summer 2016.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie. As Stephen mentioned, adjusted FFO for the quarter was $0.56 per share, an increase over $0.55 per share for last year.

FFO for the third quarter reflects positive contributions from new properties, including Mayfaire, Fremaux Town Center and other new openings, partially offset by dilution from the community centers and mall sold earlier in 2015. Strong retail sales have contributed growth in percentage rents of $0.8 million. Another major variance in the quarter was lower interest expense of nearly $4.0 million, or $0.02 per share, resulting from reductions in higher rate secured debt.

G&A as a percentage of total revenues, net of litigation expense, was 4.8% for the quarter compared with 3.7% in the prior-year. However, G&A in the prior year was lower than our normal run rate due to a $1.7 million reversal of certain regional expenses in the third quarter 2014. G&A in the current quarter reflected the increased personnel and consulting expense related to the technology and process improvements that we outlined last quarter. We expect full-year G&A in the range of $57-59 million, net of litigation expense.

Our cost recovery ratio for the third quarter was 100.8% compared with 99.8% in the prior-year period.

Same-center NOI in the quarter was flat for the total portfolio and declined 80 basis points in the mall portfolio. Year-to-date same-center NOI growth was 30 basis points with malls down 30 basis points. Revenue growth of $2.1 million in the same-center pool was offset by a $2.1 million increase in expenses. The majority of the expense increase was driven by a $1.8 million unfavorable variance in real estate taxes, primarily due to increased assessments.

Based on year-to-date performance and our expectations for the remainder of 2015, we anticipate achieving adjusted FFO at the mid-to-high end of our guidance range of $2.25 to $2.32 per share.

We anticipate same-center NOI growth for the portfolio near the low-end of our range of 0% - 2% for the full year. While we have been working to offset more of the bankruptcy loss suffered this year, the income from re-leasing that space is commencing too late in the year to achieve a higher growth rate in 2015. We are projecting occupancy to end the year 150-200 basis point lower than 2014, in the range of 92.7% to 93.2%. Consistent with our practice, guidance does not include any future unannounced asset sales, acquisitions or capital markets transactions.

Last month we were pleased to announce that we had received an investment grade rating from S&P, which recognizes the many significant improvements to our balance sheet. In addition, we recently announced several financing transactions that strengthened our balance sheet by reducing our overall borrowing costs and lengthening our maturity schedule. We closed on two separate ten-year non-recourse loans on two properties owned in 50/50 joint ventures, improving the weighted average interest rate by 178 basis point. The loans are secured by Oak Park Mall in Kansas City, KS and The Outlet Shoppes at Gettysburg, in Pennsylvania.

We recently announced the extension and modification of our three unsecured credit facilities with total capacity of $1.1 billion, reducing the interest rate and facility fee by an aggregate 25 basis points and extending the maturities out several years. In addition, we entered into a new $350 million term loan, at a spread of 135 bps over LIBOR which we used to term out a portion of our line balance. Overall, we increased our facilities by $150 million.

As most of you are aware, we elected not to move forward with our recent offering of unsecured bonds due to unfavorable mid-day market volatility on the day we announced our deal. However, the term loan that we recently closed was a great source of attractively priced capital and there are other alternative sources that are available, which we are actively exploring. Our extended maturity schedule provides us with the flexibility to be patient and wait for more favorable market conditions.

As we look forward to our capital needs over the next year, we have a manageable maturity schedule.

In 2015, we have three properties remaining with near-term debt maturities. Gulf Coast Town Center has been placed in receivership and we are hopeful that the foreclosure will be completed before year-end.

Triangle Towne Center and Town Place are currently encumbered by a non-recourse loan. Earlier this year we entered into an agreement to sell the property into a 15/85 joint venture. A new loan for this property was not available at satisfactory terms, so with our prospective joint venture partner, we have entered into discussions to restructure the existing loan. If successful, CBL would retain a 10% interest in the venture as well as management and leasing for the property. If we are not successful in restructuring the loan, we expect to convey the property to the lender.

The $28 million loan secured by Hickory Point Mall is the final loan maturing in 2015. We are in discussions with the lender to restructure the existing non-recourse loan.

As we are in active discussions with the lenders for both Triangle and Hickory Point Mall, please understand that we are limited to the comments I’ve just shared.

In 2016, we have $264 million of loans maturing that are secured by wholly-owned assets, excluding a $140 million non-recourse loan secured by a non-core asset. We have very few capital requirements until the second half of 2016, with the majority of the 2016 loans maturing in August or later. Our development and redevelopment pipeline is fully funded through free cash flow or project specific construction loans. We expect to be back in the unsecured bond market, and we have the flexibility to be patient to wait for the right market conditions. And as Stephen mentioned earlier, the community and power center assets that we are selling are receiving strong interest, which will generate additional funds to reduce debt.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

As we move towards year-end, CBL is focused on strong leasing and enhancing value through accretive investments. We believe this focus will position us for growth in 2016 and beyond. In addition, we are continuing our efforts to dispose of lower-productivity assets and, as I stated earlier, will keep our investors and the market informed as transactions occur.

Thank you again for joining us this morning. We look forward to seeing many of you at NAREIT in Las Vegas in a few weeks.